SECOND-TIER SUBSEQUENT ASSIGNMENT
			Dated: July 10, 2002


		For value received, in accordance with and subject to the Sale and Servicing Agreement, dated as of June 1, 2002 (the "Sale and Servicing Agreement"), among MMCA Auto Owner Trust 2002-2 (the "Trust"), MMCA Auto Receivables Trust, as the Seller (the "Seller"), and Mitsubishi Motors Credit of America, Inc., as the Servicer (the "Servicer"), the Seller hereby irrevocably sells, transfers, assigns and otherwise conveys to the Trust, without recourse (subject to the obligations herein), all right, title and interest of the Seller, whether now owned or hereafter acquired, in, to and under the following:

	(i)	 the Subsequent Receivables listed on Schedule A hereto;

	(ii) 	with respect to the Subsequent Receivables that are
		Actuarial Receivables, monies due thereunder on or after June 30, 2002 (the "Subsequent Cutoff Date") (including Payaheads) and, with respect to Subsequent Receivables that are Simple Interest Receivables, monies received thereunder on or after the Subsequent Cutoff Date;

	(iii) 	the security interests in Financed Vehicles granted by
	      	Obligors pursuant to the Subsequent Receivables and any other interest of the Seller in such Financed Vehicles;

	(iv) 	all rights to receive proceeds with respect to such
		Subsequent Receivables from claims on any physical damage, theft, credit life or disability insurance policies covering the related Financed Vehicles or related Obligors;

	(v) 	all rights to receive proceeds with respect to such
		Subsequent Receivables from recourse to Dealers thereon pursuant to Dealer Agreements;

	(vi) 	all of the Seller's rights to the Receivable Files
		that relate to such Subsequent Receivables;

	(vii) 	all payments and proceeds with respect to such
		Subsequent Receivables held by the Servicer;

	(viii) 	all property (including the right to receive
		Liquidation Proceeds and Recoveries and Financed
		Vehicles and the proceeds thereof acquired by the Seller pursuant to the terms of a Subsequent
		Receivable that is a Final Payment Receivable), guarantees and other collateral securing a Subsequent Receivable (other than a Subsequent Receivable purchased by the Servicer or repurchased by the Seller);

	(ix) 	all of the Seller's rights under the First-Tier
	     	Subsequent Assignment;

	(x) 	all rebates of premiums and other amounts relating to
	    	insurance policies and other items financed under such Subsequent Receivables in effect as of the Subsequent Cutoff Date; and

	(xi)	all present and future claims, demands, causes of action
	     	and choses in action in respect of any or all of the foregoing and all payments on or under and all proceeds of every kind and nature whatsoever in respect of any or all of the foregoing, including all proceeds of the conversion thereof, voluntary or involuntary, into cash or other liquid property, all cash proceeds, accounts, accounts receivable, notes, drafts, acceptances, chattel paper, checks, deposit accounts, insurance proceeds, condemnation awards, rights to payment of any and every kind and other forms of obligations and receivables, instruments and other property which at any time constitute all or part of or are included in the proceeds of any of the foregoing.

	The Seller hereby represents that as of the Subsequent Cutoff Date, the aggregate Principal Balance of the Subsequent Receivables was $246,502,996.38.

	The foregoing sale, transfer, assignment and conveyance shall not constitute and is not intended to result in an assumption by the Trust of any obligation of the Seller to the Obligors, the Dealers or any other Person with respect the Subsequent Receivables set forth in Schedule A attached hereto and the other Trust Property related thereto or any agreement, document or instrument related thereto.

	In the event that the foregoing sale, transfer,assignment and conveyance is deemed to be a pledge, the Seller hereby grants to the Trust a first priority security interest in all of the Seller's right to and interest in the Subsequent Receivables and other property described in clauses (i) through (xi) above to secure a loan deemed to have been made by the Trust to the Seller in an amount equal to the sum of the initial principal amount of the Notes plus accrued interest thereon and the Initial Certificate Balance.

	This Second-Tier Subsequent Assignment shall be construed in accordance with the laws of the State of New York and the obligations of the Seller under this Second-Tier Subsequent Assignment shall be determined in accordance with such laws.

	This Second-Tier Subsequent Assignment is made pursuant to and upon the representations, warranties and agreements on the part of the Seller contained in the Sale and Servicing Agreement and is to be governed in all respects by the Sale and Servicing Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in and incorporated by reference into the Sale and Servicing Agreement.


	IN WITNESS WHEREOF, the undersigned has caused this Second-Tier Subsequent Assignment to be duly executed as of the day hereinabove set forth.


		MMCA AUTO RECEIVABLES TRUST



		By:  /s/ Charles Tredway
		_______________________________
	        Name:  Charles Tredway
	        Title: Executive Vice President
		       and General Manager


Schedule A


SCHEDULE OF SUBSEQUENT RECEIVABLES PROVIDED TO THE INDENTURE TRUSTEE ON THE SUBSEQUENT CLOSING DATE, WHICH MAY BE ON COMPUTER TAPE,
COMPACT DISK, OR MICROFICHE